AMENDMENT TO
                        ADMINISTRATIVE SERVICES AGREEMENT
            BETWEEN FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY,
                     INVESCO VARIABLE INVESTMENT FUNDS, INC.
                          AND INVESCO FUNDS GROUP, INC.

     WHEREAS, INVESCO Funds Group, Inc. ("INVESCO") and First Allmerica Financial Life Insurance Company ("Company"), have entered into a certain Administrative Services Agreement effective as of the 21st day of March, 2000 ("Agreement"); and

     WHEREAS, the parties desire to amend said Agreement in the manner hereinafter set forth;

     NOW, THEREFORE, the parties hereby amend the Agreement in the following form:

     1. Section III (a) is deleted in its entirety and replaced with the following:

          a) INVESCO Shall pay to the Company an Administrative Services Fee (hereinafter, the "Quarterly Fee") equal to a percentage of the average daily net assets of the Portfolio attributable to Contracts offered by the Company, at the annual rate of 0.25% for the Allmerica contracts and at the annual rate of 0.30% for the Kemper Gateway contracts on the aggregate net assets placed by the Company in the INVESCO VIF Funds designated by contract in Schedule B of the Fund Participation Agreement, as may be amended from time to time. The Quarterly Fee is in consideration of the expenses incurred by the Company pursuant to Section II hereof. The payment of the Fee shall commence on the date first indicated below.

     IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name on its behalf by its duly authorized representatives as of May 1, 2001.

INVESCO FUNDS GROUP, INC.                 FIRST ALLMERICA FINANCIAL LIFE
                                             INSURANCE COMPANY

By:     /s/ Ronald L. Grooms              By:    /s/ Richard M. Reilly
----------------------------              ---------------------------
Name:   Ronald L. Grooms                  Name:  Richard M. Reilly

Title:  Senior Vice President             Title: Vice President

Date:          5-21-01                    Date:  5/15/01


INVESCO VARIABLE INVESTMENT FUNDS, INC.

By:     /s/ Ronald L. Grooms
----------------------------

Name:   Ronald L. Grooms
Title:  Treasurer

Date:   5-21-01